Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 15, 2012, except for Note 19, as to which the date is April 6, 2012, with respect to the audited financial statements of Tumi Holdings, Inc., contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

New York, New York

April 13, 2012